Exhibit 99.1
November 18, 2005
FOR IMMEDIATE RELEASE
HOME PRODUCTS INTERNATIONAL ANNOUNCES EXPANSION
OF CHICAGO AND EL PASO PLANTS
Company Restructuring US Manufacturing Facilities to Remain Strong Player in
Plastic Housewares Market
Chicago, November 18, 2005 — Home Products International, Inc. (HPI) today announced that it plans to invest approximately $10 million to expand and modernize its Chicago, Illinois, and El Paso, Texas, plastics manufacturing facilities. The two locations will primarily be responsible for producing storage and organizational containers and carts and plastic hangers
“We’re very excited about aggressively growing our business at HPI and building efficiencies into our manufacturing process,” said Doug Ramsdale, Chief Executive Officer of HPI. “With almost 80 percent of our manufacturing done in the United States, we’re committed to our Stateside operations. That’s why we’re investing in a structure that will provide optimal long-term results for HPI, our customers and our vendors.”
HPI will be adding approximately 15 injection molding machines to its Chicago location. The El Paso facility will almost double its machine count, making HPI one of the largest manufacturers of injection molded consumer products in the United States. The two locations combined currently employ approximately 350 people. HPI expects to hire a total of approximately 150 additional full-time employees at the two facilities.
The company also announced that it will be consolidating its plastics manufacturing operations and closing its Louisiana, Missouri, and Thomasville, Georgia, plants. Approximately 260 full time and temporary employees will be affected. The capacity from these locations will be moved to the Chicago and El Paso facilities.
“The consolidation of our facilities allows us to increase our capacity, raise the productivity of our manufacturing operations, and improve our service to our customers even further,” stated Ramsdale. “The difficult, but necessary, decision to close two of our plants better positions HPI for long-term growth and success.”
Ramsdale continued, “This change helps simplify our business while we focus on meeting customer needs and expanding our line with significant new product development.”

Home Products International, Inc. is an international consumer products company specializing in the design and manufacture of quality, innovative housewares products. The Company sells its products under the HOMZ™ brand through national and regional retailers including Kmart, Wal-Mart, Target, Sears, Bed Bath & Beyond, Linens ‘N Things, Staples, SAM’s Club, Home Depot, Lowe’s, and hardware/home centers, food/drug stores, juvenile stores and specialty stores. Additional information can be found on the company’s website at www.homz.biz.

Contact:	Doreen Lubeck
773-583-4331